EXECUTION
                                                                            COPY


FIFTH AMENDMENT dated as of August 25, 1999 (the "Amendment") to REVOLVING CREDIT AGREEMENT dated as of June 2, 1997 (the "Credit Agreement") between LESLIE FAY MARKETING, INC. (the "Borrower") and THE CIT GROUP/COMMERCIAL SERVICES, INC. ("CIT"). Terms which are capitalized in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.

WHEREAS, the Borrower has requested CIT's consent to a series of transactions pursuant to which, among other things, the Parent will purchase or redeem approximately one million shares of its capital stock; and

WHEREAS, the Borrower has requested CIT to consider making a term loan to the Borrower in the original principal amount of $5 million, the proceeds of which would be distributed by the Borrower to the Parent and used by the Parent to partially fund such purchase or redemption; and

WHEREAS, the Borrower has further requested CIT to consider extending the Original Term and modifying certain financial covenants and other covenants contained in the Credit Agreement; and

WHEREAS, CIT has agreed to make such term loan to the Borrower, to extend the Original Term and to modify such covenants, on the terms and subject to the fulfillment of the conditions contained in this Amendment;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION ONE - AMENDMENT OF CREDIT AGREEMENT. Upon the fulfillment of the conditions contained in Section Three hereof, effective as of August 25, 1999, the Credit Agreement is hereby amended to provide as follows:

         (A) SECTION 10.1. CERTAIN DEFINITIONS. The definitions of the terms Borrowing Base, Credit Extension, Loan, Obligations and Related Documents or Loan Documents are deleted in their entirety, the following are substituted in lieu thereof, and the terms "Fifth Amendment Closing Date", "Inventory Subline", "Redemption", "Term Loan", and "Term Note", and the definition thereof, are added to Section 1.01 in the appropriate alphabetical order, as follows:

                  "Borrowing Base" shall mean, as of the Relevant Date, an amount equal to the difference between:

                  (i) the sum of (A) 85% of the Net Amount of Eligible Accounts Receivable, plus (B) the lesser of (1) the sum of (x) 50% of the Book Value of Eligible Inventory and (y) 50% of the amount of L/C Inventory, provided that the Inventory with respect thereto is not otherwise included in the Borrowing Base and
                  (2) the amount


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                  of the  Inventory  Subline   then in effect,  plus (C) 100% of
                  the  excess,  if any,  of  the   balance  in the  Funds-in-Use
                  Account over the debit balance in the Loan Account, as of the opening of business on such date; and

                  (ii) such   reserves as CIT, in its sole discretion  exercised
                  reasonably, may deem appropriate.

                  "Credit Extension" shall mean (a) the making of any Loan by CIT , (b) the making of the Term Loan by CIT or (c) the issuance, or extension of the expiration date of, any Letter of Credit which CIT assists the Borrower in opening or establishing.

                  "Fifth Amendment Closing Date" shall mean the first date on which each of the conditions set forth in Section Three of the Fifth Amendment to the Revolving Credit Agreement, dated as of August 25, 1999, shall have been satisfied.

                  "Inventory Subline" shall mean the sum of $20,000,000, which amount shall increase automatically by $1,000,000 each fiscal year, effective on the last day of each such year, commencing with the fiscal year ending on January 1, 2000.

                  "Loan" or "Loans" shall mean any and all loan or loans made by CIT to the Borrower under Section 2.01(a) of this Agreement.

                  "Obligations" shall mean all obligations, liabilities and indebtedness of the Obligors to CIT incurred under or related to this Agreement, the Note, the Term Note, the Factoring Agreement or any other Related Document, the letter agreement dated on or about the Closing Date among Bank Boston, N.A., Bank America Business Credit, Inc., Heller Financial, Inc., The Leslie Fay Companies, Inc. and CIT and all Ledger Debt, whether such obligations, liabilities or indebtedness are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising, including, without limitation, those which are described in either of the following clauses (i) or (ii):

                  (i) All indebtedness, obligations (including Reimbursement Obligations) and liabilities of any nature whatsoever, from time to time arising under or in connection with or evidenced or secured by this Agreement, the Note, the Term Note, the Letters of Credit or any other Related Document, including but not limited to the principal amount of the Term Loan and the Loans outstanding, together with interest thereon, the amount of the Letter of Credit Exposure, together with interest thereon and all expenses, fees and indemnities hereunder or under any other Related Document. Without limitation, such amounts include the Term Loan and interest thereon, all Loans and


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


                  interest thereon and the amount of all Letter of Credit Exposure whether or not the Term Loan or such Loans were made or any Letters of Credit to which such Letter of Credit Exposure relates were issued in compliance with the terms and conditions hereof or in excess of CIT's obligation to lend and arrange for the issuance of Letters of Credit hereunder. Except as otherwise provided in the Factoring Agreement with respect to Factor Risk Accounts (as defined in the Factoring Agreement), if and to the extent any amounts in any account (including the Loan Account, the Depository Accounts or otherwise) constituting Collateral are applied to Obligations hereunder, and CIT is subsequently obligated to return or repay any such amounts to any Person for any reason, other than as a direct result of CIT's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction, the amount so returned or repaid shall be deemed a Loan hereunder and shall constitute an Obligation.

                  (ii) All indebtedness, obligations and liabilities from time to time arising under or in connection with any account from time to time maintained by the Borrower with CIT, including but not limited to all Reimbursement Obligations, service charges and interest in connection with any overdrafts or returned items from time to time arising in connection with any such account, or arising under or in connection with any investment services, cash management services or other services from time to time performed by CIT pursuant to or in connection with this Agreement or any other Related Document.

                  "Redemption" shall mean the election of certain shareholders of the Parent to receive cash for some or all of the shares of stock of the Parent held by such shareholders, pursuant to the Agreement and Plan of Merger dated May 12, 1999 among Three Cities Offshore II C.V., Three Cities Fund II, L.P., TCR Acquisition Sub Co. and The Leslie Fay Company, Inc.

                  "Related Documents" or "Loan Documents" means this Agreement, the Customer Terms Agreement, the Note, the Term Note, the Security Agreement, the Trademark Agreement, each Guaranty, the Stock Pledge Agreement, the Letters of Credit, each Letter of Credit Application, the Confirmation Order, the Factoring Agreement, the Factoring Documents, the other documents, instruments and agreements referred to in Section 7.01 hereof, and all other instruments, agreements and documents now existing or hereafter entered into or in effect by the Obligors or any other Person from time to time creating, evidencing, directly or indirectly guaranteeing, or granting CIT a Lien to secure, any obligations under or in connection with this Agreement, the Note, the Term Note, the Security Agreement, the Trademark Agreement, each


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

                  Guaranty, the Stock Pledge Agreement, the Letters of Credit, each Letter of Credit Application, the Confirmation Order, the Factoring Agreement, the Factoring Documents or any other Related Document, and all other instruments, agreements and documents from time to time delivered in connection with or otherwise relating to any Related Document.

                  "Term Loan" shall mean the term loan in the original principal amount of $5,000,000 made by CIT to the Borrower on the Fifth Amendment Closing Date.

                  "Term Note" shall mean the promissory note of the Borrower, substantially in the form attached hereto as Exhibit A-1, executed and delivered under this Agreement, as modified, amended, supplemented or restated from time to time and any promissory note or notes issued in exchange or replacement thereof, including all extensions, renewals, refinancings or refundings thereof in whole or part.

         (B) SECTION 2.01. REVOLVING CREDIT LOANS. Section 2.01 is re-captioned "Revolving Credit Loans and Term Loan", and a new subsection (c) of Section 2.01 is added as follows:

                  "(c) Term Loan. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, on the Fifth Amendment Closing Date, CIT agrees to make the Term Loan to the Borrower."

         (C) SECTION 2.02. NOTE. Section 2.02 is re-captioned "Note and Term Note", and the following sentences are added to the end of Section 2.02:

                  "The obligation of the Borrower to repay the unpaid principal amount of the Term Loan made to it by CIT and to pay interest thereon shall be evidenced in part by the Term Note, dated as of the Fifth Amendment Closing Date with the blanks appropriately filled in. The executed Term Note shall be delivered by the Borrower to CIT on the Fifth Amendment Closing Date."

         (D) SECTION 2.03. MAKING OF LOANS. Section 2.03 is re-captioned "Making of Loans and Term Loan", and the following sentence is added to the end of subsection (a) of Section 2.03:

                  "On the Fifth Amendment Closing Date, CIT shall make the full amount of the Term Loan available to the Borrower by depositing the proceeds thereof in the Disbursement Account, or at the Borrower's request, by wire transfer of same to the bank accounts and in the amounts set forth in a duly executed Notice of Borrowing."

         (E) SECTION 2.04. MANDATORY PREPAYMENT; OPTIONAL PREPAYMENT; COMMITMENT REDUCTION. Section 2.04 is amended by (i) deleting clause (ii) of subsection (a) of Section 2.04


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


in its entirety,  (ii) deleting  subsection (b) of Section 2.04 in its entirety,
(iii) substituting the following clause (ii) and subsection (b), respectively, in lieu thereof, and (iv) adding a new subsection (e) to Section 2.04, as follows:

                  "(ii) Disposition of Assets, etc. Without limiting any other provision of this Agreement or any other Related Document permitting or requiring prepayment of the Term Loan or the Loans in whole or part, the Borrower shall prepay the Term Loan in whole or in part, until paid in full, and then the Loans in whole or in part, in each case without premium or penalty, except as otherwise set forth in Section 5.03 (a)
                  (v), in an amount equal to 100% of the Net Sale Proceeds constituting cash received by any Obligor from any sale, lease, transfer or other disposition of any asset outside of the ordinary course of the business of the Obligors, the proceeds of any claim made under any insurance policy covering any assets of any Obligor and the proceeds of any condemnation or similar proceeding with respect to any real property of any Obligor. Any prepayment required under this clause (ii) shall be made on the first Business Day after the consummation of such transfer, sale, disposition, settlement, issuance or other event triggering a prepayment."

                  "(b)  Optional  Prepayment.  Except as otherwise  set forth in
                  Section 5.03 (a) (v), the Borrower may without penalty or premium at any time or from time to time prepay, in whole or in part, the Term Loan and any or all Loans then outstanding."

                  "(e) Application of Prepayments of Term Loan. All prepayments of the Term Loan shall be applied against the scheduled installments of principal thereof, in inverse order of maturity."

         (F)  SECTION 2.05.  INTEREST  RATE.   Section  2.05  is  deleted in its
entirety and the following is substituted in lieu thereof:

                  "2.05. Interest Rate. The Term Loan, and each Loan, shall bear interest on the principal amount thereof from time to time outstanding for each day during each calendar month, until paid, at a rate per annum for each such day equal to the Prime Rate in effect on the last day of the previous month (the "then applicable Prime Rate") (i) in the case of the Term Loan, plus an interest rate margin of two percent (2%), and
                  (ii) in the case of the Loans, minus an interest rate margin of one-quarter of one-percent (1/4 of 1%). "Prime Rate", as used herein, shall mean the interest rate per annum publicly announced from time to time by the Bank in New York, New York as its Prime Rate. In the event of any change in the Prime Rate, the rates of interest hereunder shall change, as of the first day of the month following any change, so as to remain
                  (i) in the case of the Term Loan,  two per cent (2%) above the


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


                  then applicable Prime Rate, and (ii) in the case of the Loans, one-quarter of one percent (1/4 of 1%) below the then applicable Prime Rate. The Prime Rate is not intended to be the lowest rate of interest charged by the Bank to its borrowers."

          (G) SECTION 2.06. INTEREST PAYMENT DATES. Section 2.06 is deleted deleted in its entirety and the following is substituted in lieu thereof:

                  "2.06. Interest Payment Dates. The Borrower shall pay interest on the unpaid principal amount of the Term Loan, from the date the Term Loan is made until such principal amount shall be paid in full, and on the unpaid principal amount of each Loan, from the date of such Loan until such principal amount shall be paid in full, which interest shall be payable monthly in arrears on the first day of each month, commencing on the first day of the month following the month in which the Closing Date occurs, in the case of the Loans, and in the case of the Term Loan, commencing on the first day of month following the Fifth Amendment Closing Date. After maturity of any principal amount of the Term Loan or any Loan (by acceleration, at scheduled maturity or otherwise), interest on such amount shall be due and payable on demand."

         (H)  SECTION 2.07.  AMORTIZATION.  Section  2.07  is  deleted  in   its
 entirety and the following is substituted in lieu thereof:

                  "2.07 Amortization. To the extent not due and payable earlier pursuant to the terms of this Agreement, (a) the entire unpaid principal amount of each of the Loans shall be due and payable in full on the Maturity Date and (b) the principal balance of the Term Loan shall be paid in equal and successive monthly installments, based on an amortization schedule consisting of sixty (60) months, each of which installments shall be due and payable on the first day of the month, commencing on the earlier to occur of (i) January 1, 2000 and (ii) the first day of the sixth month after the month during which the Fifth Amendment Closing Date shall occur, provided, however, that the outstanding and unpaid principal balance of the Term Loan, and all accrued and unpaid interest thereon, shall be due and payable in full on the Maturity Date."

         (I) SECTION 2.08. PAYMENTS. Section 2.08 is amended by deleting subsections (a) and (b) thereof in their entirety, substituting the following in lieu thereof, re-lettering subsection (e) thereof as subsection (f), and by adding a new subsection (e) thereof as follows:

                  "2.08.   Payments.

                  (a) Time, Place and Manner. Except with respect to optional prepayments as provided in Section 2.04(b) hereof, all payments and prepayments to be made in respect of principal, interest, fees or other amounts due from the Borrower hereunder, under the Note,


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


                  the Term Note or any other Related Document shall be payable at or before 12:00 Noon, New York City time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived. Such payments shall be made to CIT in Dollars in funds immediately available at its Office without setoff, counterclaim or other deduction of any nature. The Borrower hereby authorizes CIT to, and CIT may, from time to time, when due and payable, charge the Loan Account with any interest, fees or expenses that are due and payable under this Agreement or any Related Document. The Borrower confirms that any charges which CIT may so make to the Loan Account as herein provided will be made as an accommodation to the Borrower and solely at CIT's discretion and shall constitute a Loan to the Borrower. On the last day of each month, CIT shall transfer and credit to the Loan Account the amount reflected in the Funds-in-Use Account on such day. Credit balances in the Loan Account may be transferred to the Borrower at any time and from time to time. CIT shall use reasonable efforts to provide the Borrower with copies or other evidence of all charges to the Loan Account promptly and within five Business Days of the date such charges are made, provided that the failure to provide such copies or such other evidence to the Borrower shall not relieve the Borrower of any of its obligations under this Agreement. Interest on the Term Loan, and on all Loans and all fees that accrue on a per annum basis, shall be computed on the basis of the actual number of days elapsed in the period during which interest or such fee accrues and a year consisting of 360 days. In computing interest on the Term Loan and on any Loan, the date of the making of the Term Loan and such Loan shall be included and the date of payment shall be excluded."

                  (b) Interest Upon Events of Default. To the extent permitted by law, after there shall have occurred and so long as there is continuing an Event of Default pursuant to Section 11.01 of this Agreement, all principal, interest, fees, indemnities or any other obligations for the payment of money under this Agreement, the Note, the Term Note or any other Related Document (and including interest accrued under this Section 2.08(b)) shall bear interest for each day until paid (before and after judgment), payable on demand, at two percent (2%) in excess of the rate of interest otherwise in effect under this Agreement and, if no interest rate is otherwise in effect, at a rate per annum of three percent (3%), or five percent (5%), in the case of the Term Note, above the Prime Rate for such day (collectively, the "Default Rate"). CIT shall use reasonable efforts to promptly provide the Borrower with notice that interest is accruing at the Default Rate and of the Event of Default giving rise thereto, provided that the failure of CIT to provide such notice to the Borrower shall not limit the rights of


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


                  CIT under this Section 2.08(b) or relieve the Borrower of its obligations under this Section 2.08(b) or the Agreement."

                  "(e) Unused Line Fee. The Borrower shall pay to CIT in arrears, on the first day of each month, commencing on the first day of the month following the Fifth Amendment Closing Date, and on the Maturity Date, a fee (the "unused line fee") of .25% per annum on the average daily unused amount of the Revolving Credit Commitment. For purposes of calculating such average daily unused amount on any date of determination, each Loan made on such date, and each Letter of Credit outstanding on such date, shall be considered a use of the Revolving Credit Commitment."

         (J) SECTION 2.09. USE OF PROCEEDS. Section 2.09 is deleted in its entirety, and the following is substituted in lieu thereof:

                  "2.09 Use of Proceeds. The Borrower hereby covenants, represents and warrants that (a) except as otherwise set forth in clause (b) hereof, the proceeds of the Loans made to it will be used solely to fund working capital in the ordinary course of the Borrower's business and for other general corporate purposes of the Borrower and (b) the proceeds of the Term Loan and of the Loans made to it on the Fifth Amendment Closing Date will be used to fund the declaration and payment of a distribution to the Parent, the proceeds of which will be used to fund the Redemption."

         (K) SECTION 2.10. INCREASED COSTS AND REDUCED RETURN. Subsections (a) and (b) of Section 2.10 are deleted in their entirety, and the following are substituted in lieu thereof:

                  "2.10.   Increased   Costs  and  Reduced Return.

                  (a) If CIT or the Letter of Credit Issuer shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by the Letter of Credit Issuer or CIT or any Person controlling CIT or the Letter of Credit Issuer with any directive of or guideline from any central bank or other Governmental
                  Authority or the introduction of or change in any accounting principles applicable to the Letter of Credit Issuer, CIT or any Person controlling CIT or the Letter of Credit Issuer (in each case, whether or not having the force of law), shall (i) change the basis of taxation of payments to the Letter of Credit Issuer, CIT or any Person controlling CIT or the Letter of Credit Issuer of any amounts payable hereunder (except for taxes on the overall net income of the Letter of Credit Issuer, CIT or any Person controlling CIT or the Letter of Credit Issuer), (ii) impose, modify or deem


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


                  applicable any reserve, special deposit or similar requirement against the Term Loan, any Loan, Letter of Credit or against assets of or held by, or deposits with or for the account of, or credit extended by, the Letter of Credit Issuer, CIT, or any Person controlling CIT or the Letter of Credit Issuer or
                  (iii) impose on the Letter of Credit Issuer, CIT or any Person controlling CIT or the Letter of Credit Issuer any other condition regarding this Agreement, the Term Loan, any Loan or Letter of Credit, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to the Letter of Credit Issuer or CIT of making the Term Loan, any Loan, issuing or guaranteeing any Letter of Credit, or agreeing to make the Term Loan, any Loan or issue or guaranty any Letter of Credit, or to reduce any amount received or receivable by the Letter of Credit Issuer or CIT hereunder, then, upon demand by the Letter of Credit Issuer or CIT, the Borrower shall pay to the Letter of Credit Issuer or CIT such additional amounts as will compensate the Letter of Credit Issuer or CIT for such increased costs or reductions in amount.

                  (b) If CIT or the Letter of Credit Issuer shall have determined that any Capital Guideline or adoption or implementation of, or any change in, any Capital Guideline by the Governmental Authority charged with the interpretation or administration thereof, or compliance by the Letter of Credit Issuer, CIT or any Person controlling such Letter of Credit Issuer or CIT with any Capital Guideline or with any request or directive of any such Governmental Authority with respect to any Capital Guideline, or the implementation of, or any change in, any applicable accounting principles (in each case, whether or not having the force of law), either (i) affects or would affect the amount of capital required or expected to be maintained by the Letter of Credit Issuer, CIT or any Person controlling the Letter of Credit Issuer or CIT, and the Letter of Credit Issuer or CIT determines that the amount of such capital is increased as a direct or indirect consequence of the Term Loan or any Loans made or maintained, Letters of Credit issued or any guaranty with respect thereto, or the Letter of Credit Issuer's or CIT's other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on the Letter of Credit Issuer's, CIT's or any such other controlling Person's capital to a level below that which the Letter of Credit Issuer, CIT or such controlling Person could have achieved but for such circumstances as a consequence of the Term Loan or any Loans made or maintained, Letters of Credit issued, or any guaranty with respect thereto or any agreement to make the Term Loan or Loans, to issue Letters of Credit or the Letter of Credit Issuer's or CIT's other obligations hereunder (in each case, taking into consideration the Letter of Credit Issuer's, CIT's or such other controlling Person's policies with respect to capital adequacy), then, upon demand by the Letter of Credit Issuer or CIT, the Borrower shall pay to the Letter of

                  Credit Issuer or CIT from time to time such additional amounts as will compensate the Letter of Credit Issuer or CIT for such cost of maintaining such increased capital or such reduction in the rate of return on the Letter of Credit Issuer's, CIT's or such other controlling Person's capital."

          (L)  SECTION 5.01.  TERMINATION.  Section  5.01  is  deleted  in   its
entirety, and the following is substituted in lieu thereof:

                  "5.01.  Term of  Agreement.  Subject  to  CIT=s  rights  under
                  Article XI hereof, this Agreement shall be in effect during the period commencing on the Closing Date and ending on June 2, 2004 (the "Original Term"), and thereafter shall automatically renew itself for successive one-year periods (each a "Renewal Term"), unless sooner terminated as provided in Section 5.02 hereof."

         (M)  SECTION  5.03.  EFFECT OF  TERMINATION.  Clause (v) of  subsection
(a) of Section 5.03 is deleted in its entirety, and the following is substituted in lieu thereof:

                  "(v) if such Notice of Termination is given by the Borrower to CIT, and the Termination Date specified therein is a date which is (x) prior to June 2, 2000, the Borrower shall pay to CIT on such Termination Date an early termination fee in an amount equal to one per cent (1%) of the "average outstanding amount", as hereinafter defined, (y) on or after June 2, 2000 but prior to June 2, 2001, the Borrower shall pay to CIT on such Termination Date an early termination fee in an amount equal to three-quarters of one per cent (3/4 of 1%) of the average outstanding amount, or (z) on or after June 2, 2001 but prior to June 2, 2004, the Borrower shall pay to CIT on such Termination Date an early termination fee in an amount equal to one-half of one per cent (1/2 of 1%) of the average outstanding amount. As used in this Section, the term "average outstanding amount" means, for the twelve month period ending with the month preceding the Termination Date specified by the Borrower in its Notice of Termination, the sum of (A) the average amount of the Loans outstanding at the end of each day during such period plus (B) the average amount of Letter of Credit Exposure outstanding at the end of each day during such period."

         (N) SECTION 10.05. LOANS, ADVANCES AND INVESTMENTS. Section 10.05 is deleted in its entirety, and the following is substituted in lieu thereof:

                  "10.05. Loans, Advances and Investments. Except as otherwise expressly permitted by this Section 10.05, the Borrower shall not at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) in, or any other interest in, or make any capital contribution to, any other Person. By way of illustration, and without limitation of the foregoing, it is understood that the Borrower will be deemed to have made an advance to a Person: (x) to the extent that the Borrower performs any service for such Person (including but not limited to management services), or transfers any property to such Person, and is not reimbursed for such service or property and (y) to the extent that the Borrower pays any obligation on behalf of such Person. The amount of such advance shall be deemed to be the fair value of the services so performed or property so transferred (in the case of clause (x)) or the amount so paid by the Borrower (in the case of clause (y)).

         The following are excepted from the operation of this Section 10.05:

                  (a) loans or advances to Dominick Felicetti or any of the Designated Officers (each, including Dominick Felicetti, a "senior manager"), provided that (i) the proceeds of such loans or advances are used to fund the acquisition of shares of capital stock of the Parent, (ii) such shares shall be owned or controlled, beneficially and of record, by the senior manager to whom such loan or advance shall be made, (iii) the principal amount of such loan or advance, together with the unpaid principal amount of all previous loans and advances made to such senior manager for such purpose, shall not exceed, in the aggregate, the amount of the annual base salary of such senior manager, as in effect on the date of such loan or advance, and (iv) such senior manager shall pledge and collaterally assign to CIT, or cause to be pledged and collaterally assigned to CIT, pursuant to a duly executed Stock Pledge Agreement, and shall deliver to CIT, or cause to be delivered to CIT, all of the shares of capital stock of the Parent so acquired, as collateral security for all Obligations;

                  (b) in addition to loans and advances to employees permitted under clause (a) above, (i) advances to employees to meet expenses incurred or to be incurred by such employees, salary advances and other similar advances to employees and (ii) advances to Persons performing contracting services for the Borrower, so long as such advances are made against the amounts to be paid by the Borrower for such services, in each case to non-Affiliates and in the ordinary course of the Borrower's business, provided that all advances in the case of clause (i) may not exceed $200,000 in the aggregate at any one time outstanding, and in the case of clause (ii) may not exceed $300,000 in the aggregate at any one time outstanding (exclusive of that certain loan in the original principal amount of $220,000 made, or which may be made, by the Borrower to Metrix Computer Cutting, Inc.);

                  (c) ownership of any capital stock, bonds, notes, securities, partnership or joint venture interests on the Closing Date;

                  (d) the Cash Collateral Account and the other accounts permitted or required to be maintained pursuant hereto, any investment of funds on deposit in the foregoing to the extent expressly permitted hereunder; and

                  (e) (i) direct obligations of the United States of America, or any agency or instrumentality thereof, or obligations guaranteed by the United States of America; (ii) certificates of deposit maturing within one year from the date of acquisition, bankers acceptances, or overnight bank deposits, in each case issued by, created by, or with, a United States bank whose long-term certificates of deposit have an investment grade rating by S&P or Moody's; (iii) commercial paper given a rating of A-1 or higher by S&P or P-1 or higher by Moody's and maturing not more than 270 days from the date of creation thereof; (iv) tender bonds, with a maturity day or tender option of not in excess of one year, with ratings of A-1 or AA or higher by S&P or P-1 or Aa or higher by Moody's or the payment of the principal of and interest on which is fully supported by a letter of credit issued by a United States bank whose long-term certificates of deposit are rated at least AA or the equivalent thereof by S&P and Aa or the equivalent thereof by Moody's; and (v) repurchase agreements pertaining to investments of the types described in clauses
                  (i) (ii), (iii) and (iv) hereof."

         (O)    SECTION    10.06.    DIVIDENDS    AND    RELATED  DISTRIBUTIONS.
Section 10.06 is deleted in its entirety, and the following is substituted in lieu thereof:

                  "10.06. The Borrower shall not declare, make, pay or agree to pay, any dividend or other distribution of any nature (whether in cash, property, securities or otherwise) on account of or in respect of shares of its capital stock or on account of the purchase, redemption, retirement or acquisition of any shares of capital stock (or warrants, options or rights therefor), provided, however, that, in addition to amounts paid by the Borrower on or prior to the Fifth Amendment Closing Date as dividends or to repurchase stock, the Borrower shall be permitted to declare and pay dividends or repurchase stock so long as the amount to be declared and paid as a dividend or the amount to be paid to repurchase stock, as the case may be, together with all such amounts theretofore paid after the Fifth Amendment Closing Date, shall not exceed, in the aggregate, the sum of $2,000,000 plus, if and to the extent that the Net Income of the Parent, calculated on a cumulative basis for the period commencing with the fiscal quarter during which the Fifth Amendment Closing Date occurs and ending with the fiscal quarter preceding any date of determination, exceeds $1,000,000, an amount equal to (x) one-half of such cumulative Net Income in excess of $1,000,000 minus (y) all amounts after the Fifth Amendment Closing Date and prior to such date of determination distributed as dividends or paid to repurchase stock (including amounts so distributed or paid pursuant to the $2,000,000 basket hereinabove provided), provided further that (a) at the time of, and after giving effect to, any such payment of dividends or repurchase of stock, no Event of Default shall have occurred and be continuing, (b) the undrawn Availability before and after the making of any such dividend payment or stock repurchase shall be not less than $5,000,000.00 and (c) solely for purposes of determining the Borrower's compliance with this covenant, the calculation of such Net Income shall exclude negative goodwill."

         (P)  SECTION 10.15. MINIMUM  CONSOLIDATED  TANGIBLE NET WORTH.  Section
10.15 is deleted in its entirety, and the following is substituted in lieu thereof:

                  "10.15 Minimum Consolidated Tangible Net Worth. The Borrower will not permit the Parent's Consolidated Tangible Net Worth, as of any date of determination, to be less than an amount equal to $35,000,000 minus the aggregate amount of dividends and repurchases of stock paid in cash, in accordance with the terms of Section 10.06, during the period commencing on the Fifth Amendment Closing Date and ending on such date of determination, provided, however, that solely for purposes of determining the Borrower's compliance with this covenant, the calculation of such Consolidated Tangible Net Worth shall include the value of goodwill, determined in accordance with GAAP, created from the acquisition, directly or indirectly, by the Parent, after the Fifth Amendment Closing Date, of stock or assets, so long as such acquisition shall have been consented to in advance, in writing, by CIT."

         (Q) SECTION 10.16. MINIMUM CONSOLIDATED WORKING CAPITAL. Section 10.16 is deleted in its entirety, and the following is substituted in lieu thereof:

                  "10.16 Minimum Consolidated Working Capital. The Borrower will not permit the Parent's Consolidated Working Capital, as of any date of determination, to be less than an amount equal to $30,000,000 minus the aggregate amount of dividends and repurchases of stock paid in cash, in accordance with the terms of Section 10.06, during the period commencing on the Fifth Amendment Closing Date and ending on such date of determination, provided, however, that solely for purposes of determining the Borrower's compliance with this covenant, the calculation of such Consolidated Working Capital shall include the value of goodwill, determined in accordance with GAAP, created from the acquisition, directly or indirectly, by the Parent, after the Fifth Amendment Closing Date, of stock or assets, so long as such acquisition shall have been consented to in advance, in writing, by CIT."

         (R) SECTION 10.17. MINIMUM RATIO OF CONSOLIDATED CURRENT ASSETS TO CONSOLIDATED CURRENT LIABILITIES. Section 10.17 is deleted in its entirety, and the following is substituted in lieu thereof:

                  "10.17 Minimum Ratio of Consolidated Current Assets to Consolidated Current Liabilities. The Borrower will not permit the ratio of the Parent's Consolidated Current Assets to the Parent's Consolidated Current Liabilities, as of any date of determination, to be less than 2.50 to 1.00, provided, however, that solely for purposes of determining the Borrower's compliance with this covenant, the calculation of such Consolidated Current Assets shall be deemed to be increased by (i) the aggregate amount of dividends and repurchases of stock paid in cash, in accordance with the terms of Section 10.06, during the period commencing on the Fifth Amendment Closing Date and ending on such date of determination, and (ii) the value of goodwill, determined in accordance with GAAP, created from the acquisition, directly or indirectly, by the Parent, after the Fifth Amendment Closing Date, of stock or assets, so long as such acquisition shall have been consented to in advance, in writing, by CIT."

         (S) SECTION 10.18. MINIMUM RATIO OF CONSOLIDATED EBITDA TO CONSOLIDATED INTEREST EXPENSE. Section 10.18 is deleted in its entirety, and the following is substituted in lieu thereof:

                  "10.18 Minimum Ratio of Consolidated EBITDA to Consolidated Interest Expense. The Borrower will not permit the ratio of the Parent's Consolidated EBITDA to the Parent's Consolidated Interest Expense as at the end of each fiscal quarter, commencing with the fiscal quarter ended on January 2, 1999, on a cumulative basis with the preceding fiscal quarters of the then current fiscal year, to be less than 3.00 to 1.00."

         (T) A new Exhibit A-1, in the form of Exhibit A-1 annexed to this Amendment, is hereby added to the Credit Agreement.

         (U) In each instance in which the phrase "the Loan", "the Loans", or "any Loan" appears in Sections 10.21, 12.06, 12.11 and 12.14, each such Section shall be deemed amended by the insertion immediately before such phrase of the phrase "the Term Loan and" or "the Term Loan or", as applicable, and in each instance in which the phrase "the Note" appears in Section 5.03, 7.27, 11.02,
12.01 through 12.05, 12.11, 12.12 and 12.15, each such Section shall be deemed amended by the insertion immediately before such phrase of the phrase "the Term Note and" or "the Term Note or", as applicable.

         SECTION TWO - CONSENT. Based on the representations and warranties made by the Borrower pursuant to Section Four hereof, upon the fulfillment of the conditions contained in Section Three hereof, effective as of August 25, 1999, CIT hereby consents to the distribution by the Borrower to the Parent, concurrent with and pursuant to the consummation of the Redemption, of cash in an aggregate amount not to exceed $7,087,640, of which $5,000,000 shall constitute proceeds of the Term Loan and up to $2,087,640 of which shall constitute proceeds of Loans, in each case made by CIT to the Borrower on the Fifth Amendment Closing Date. CIT has been advised by the Borrower that during the month of December, 1998, the Paymaster Affiliate merged with and into the Borrower. The Borrower hereby represents and warrants that immediately prior to the effectiveness of such merger, the Paymaster Affiliate had no obligations, liabilities or indebtedness of any kind, whether absolute or contingent, whether disclosable on a balance sheet prepared in accordance with GAAP, or otherwise, except for (i) the contingent liability of the Paymaster Affiliate arising under the Guaranty dated as of June 2, 1997 executed by the Paymaster Affiliate in favor of CIT and (ii) as set forth on the Schedule annexed hereto. Based on such representation and warranty, CIT hereby consents to such merger as of the effective date thereof, and CIT hereby waives as an Event of Default the Borrower's violation of Section 10.07 of the Credit Agreement, which prohibits such merger.

         SECTION THREE-CONDITIONS PRECEDENT. This Amendment shall become effective on the date when all of the following conditions, the fulfillment of each of which is a condition precedent to the effectiveness of this Amendment, shall have occurred:

         (A) CIT shall have received a fully executed counterpart or original of this Amendment and the Term Note, together with a First Amendment to the Factoring Agreement, in substantially the form annexed hereto as Exhibit B, and a letter agreement executed in favor of CIT by each of the Guarantors, by the Parent, as pledgor under the Stock Pledge Agreement, and by the Trademark Affiliate, as party to the Trademark Agreement, in substantially the form annexed hereto as Exhibit C.

         (B) CIT shall have received a Certificate of the Secretary of the Borrower relating to the adoption of the resolutions of the Board of Directors of the Borrower, approving this Amendment, and a Solvency Certificate from the chief financial officer of the Parent and the Borrower;

         (C) Upon the effectiveness of this Amendment, all representations and warranties set forth in the Credit Agreement (except for such inducing representations and warranties that were only required to be true and correct as of a prior date) shall be true and correct in all material respects on and as of the effective date hereof, and no Event of Default shall have occurred and be continuing;

         (D) No event or development shall have occurred since the date of delivery to CIT of the most recent financial statements of the Parent and its Subsidiaries which event or development has had or is reasonably likely to have a Material Adverse Effect;

         (E)  All  corporate  and  legal   proceedings  and  all  documents  and
instruments executed or delivered in connection with this Amendment shall be satisfactory in form and substance to CIT and its counsel;

         (F) CIT shall have received payment for its own account of a closing fee in the amount of $250,000, which shall be payable in cash and which, when paid, shall be deemed to be fully earned and non-refundable;

         (G) The Redemption shall have been consummated in accordance with the terms of the agreement described in the definition of such term, all of the conditions precedent to its effectiveness shall have occurred, and CIT and its counsel shall have received and reviewed to their satisfaction true and correct copies all of material documents and agreements executed or delivered in connection with the Redemption;

         (H) CIT shall have received and reviewed to its satisfaction an appraisal of the trademarks and other intellectual property of the Trademark Affiliate; and (I) CIT shall have received a legal opinion from the firm of Parker Chapin Flattau & Klimpl, LLP, in form and substance satisfactory to CIT and its counsel, and such further agreements, consents, instruments and documents as may be necessary or proper in the reasonable opinion of CIT and its counsel to carry out the provisions and purposes of this Amendment.

         SECTION FOUR-REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants (which representations and warranties shall survive the execution and delivery hereof) to CIT that:

         (A) The Borrower has the corporate power, authority and legal right to execute, deliver and perform this Amendment, and the instruments, agreements, documents and transactions contemplated hereby, and has taken all actions necessary to authorize the execution, delivery and performance of this Amendment, and the instruments, agreements, documents and transactions contemplated hereby;

         (B)  No  consent  of  any  Person   (including,   without   limitation,
stockholders or creditors of the Borrower or creditors of the Parent, as the case may be) other than CIT, and no consent, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with (collectively a "Consent") any governmental authority, is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment, and the instruments, agreements, documents and transactions contemplated hereby;

         (C) This Amendment has been duly executed and delivered on behalf of the Borrower by its duly authorized officer, and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms;

         (D) The Borrower is not in default under any indenture, mortgage, deed of trust, or other material agreement or material instrument to which it is a party or by which it may be bound. Neither the execution and delivery of this Amendment, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will (i) violate any law or regulation applicable to it, or (ii) cause a violation by the Borrower, of any order or decree of any court or government instrumentality applicable to it, or (iii) conflict with, or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or material instrument to which the Borrower is a party or by which it may be bound, or (iv) result in the creation or imposition of any lien, charge, or encumbrance upon any of the property of the Borrower, except in favor of CIT, to secure the Obligations, or (v) violate any provision of the Certificate of Incorporation, By-Laws or any capital stock provisions of the Borrower;

         (E)  No Event of Default has occurred and is continuing; and

         (F) Since the date of CIT's receipt of the financial statements of the Parent and Subsidiaries on a consolidated and consolidating basis for the annual period ending on January 2,

1999, no change or event has occurred which has had or is reasonably likely to have a Material Adverse Effect.

         SECTION FIVE-GENERAL PROVISIONS.

         (A) Except as herein expressly amended, the Credit Agreement and all other agreements, documents, instruments and certificates executed in connection therewith, are ratified and confirmed in all respects and shall remain in full force and effect in accordance with their respective terms.

         (B) All references in the Related Documents and Loan Documents to the Credit Agreement shall mean the Credit Agreement as amended as of the effective date hereof, and as amended hereby and as hereafter amended, supplemented or modified from time to time. From and after the date hereof, all references in the Credit Agreement to "this Agreement," "hereof," "herein," or similar terms, shall mean and refer to the Credit Agreement as amended by this Amendment.

         (C) This Amendment may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same agreement.

         (D) This Amendment shall be governed and controlled by the laws of the State of New York without reference to its choice of law principles.


         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                     LESLIE FAY MARKETING, INC.


                                              /s/
                                     By:________________________________________
                                        Name:
                                        Title:


                                     THE CIT GROUP/COMMERCIAL SERVICES, INC.


                                              /s/
                                     By:________________________________________
                                        Name:
                                        Title:

                                   EXHIBIT A-1

                                    TERM NOTE


$5,000,000                                                    New York, New York
                                                           as of August 25, 1999


         FOR VALUE RECEIVED, LESLIE FAY MARKETING, INC., a Delaware corporation ("Borrower"), promises to pay to the order of THE CIT GROUP/COMMERCIAL SERVICES, INC. ("CIT") on or before the Maturity Date (as defined in the Agreement referred to below), the principal sum of FIVE MILLION DOLLARS ($5,000,000) or so much of such principal sum as shall be outstanding and unpaid on the Maturity Date. The Borrower further promises to pay to the order of CIT (a) the principal amount of this Term Note in installments as set forth in Section 2.07 of the Agreement, (b) mandatory prepayments of principal of this Term Note as set forth in Section 2.04 of the Agreement and (c) interest on the unpaid principal amount hereof from time to time outstanding at the rate per annum set forth in Section
2.05 to the Agreement, payable on the dates set forth in the Agreement.

         This Note is the "Term Note" referred to in, and is entitled to the benefits of, the Revolving Credit Agreement dated as of June 2, 1997 by and between the Borrower and CIT (as the same may be amended, modified or supplemented from time to time, the "Agreement") which, among other things, provides for the acceleration of the maturity hereof upon the occurrence of certain events and for prepayments in certain circumstances and upon certain terms and conditions. Terms defined in the Agreement have the same meanings herein.

         This Term Note is secured by and is entitled to the benefits of the liens and security interests granted by the Agreement and the other Related Documents referred to in the Agreement, and is further entitled to the benefits of the security agreements, guarantees and other Related Documents referred to in the Agreement.

         The Borrower hereby expressly waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Term Note and the Agreement, and an action for amounts due hereunder or thereunder shall immediately accrue.

         This Term Note shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to choice of law principles.

                                  LESLIE FAY MARKETING, INC.


                                  ______________________________________________
                                  By:  Warren Wishart
                                  Title:  Senior Vice President
                                          Chief Financial Officer and Treasurer